November 20, 2024

Mrs. Celeste Mellet

Dear Celeste,

This letter is intended to formally offer you the role of Chief Financial Officer of Humana Inc., with a start date on or around January 1, 2025. The information below outlines your total compensation package.

Salary
Your initial annual base salary will be $975,000 and may be increased periodically based on your personal performance and/or overall company results.

Associate Incentive Plan
You will be eligible for participation in Humana's Associate Incentive Plan (AIP). Your targeted incentive amount will be 125% of your prorated annual base salary earnings. On an annualized basis, this would result in an annual incentive target of $1,218,750.  Your incentive potential is calculated on earned salary in a calendar year and is based upon the Company and you personally meeting specific objectives. Additional details of this incentive plan will be provided to you after your hire date.

Cash Sign-On Bonus
You are receiving a cash sign-on bonus of $7,300,000 broken down as follows: $6,000,000 to be paid within the first 45 days after your start date, an additional $700,000 to be paid on or near the first anniversary of your start date and a final payment of $600,000 to be paid on or near the second anniversary of your start date, in each case dependent upon you being an employee as of the relevant date of payment. By signing this offer letter, you are agreeing to reimburse Humana according to the following schedule if you voluntarily leave employment by the Company:
•If prior to completing one full year of service, $6,000,000;
•If after completing one full year of service, but prior to completing two full years of service, $4,700,000; and
•If after completing two full years of service, but prior to completing three full years of service, $2,950,000

For the avoidance of doubt, if your employment is terminated by the Company for any reason other than Cause, including death or Disability (as defined in the Amended and Restated Humana Inc. Stock Incentive Plan), or if you terminate your employment by the Company with Good Reason (as defined in the Humana Inc. Change in Control Policy without the requirement of a Change in Control), you shall be entitled to keep the entire cash sign-on bonus.

The information transmitted is intended only for the person or entity to which it is addressed and may contain CONFIDENTIAL material. If you receive this material/information in error, please contact the sender and delete or destroy the material/information.

Equity Awards
You will be awarded $6,000,000 in grant value of Humana equity for your Initial Equity Award pursuant to the Amended and Restated Humana Inc. Stock Incentive Plan (the “SIP”), using the form of agreement attached as Appendix A. This award will be delivered in 100% restricted share units (RSUs), with an anticipated grant date on the later of (x) the first business day following your start date with the Company, or (y) the first business day upon which the Company is otherwise able to grant equity awards under current policies and procedures, and will vest ratably over three years on the anniversary of the grant. The number of shares granted will be based on the average of the high and low stock price on the grant date.

In addition to the Initial Equity Award, for 2025, to the extent that annual LTI awards are approved generally for senior executives by the Organization & Compensation Committee of the Board (the “Committee”), you will be recommended to receive $4,100,000 in grant date value of Humana equity for your Initial Annual Equity Award, pursuant to the SIP, contingent upon approval by the Committee. The Initial Annual Equity Award will be made the ordinary course of business in connection with the Company’s customary granting practices, and will include the same grant date, vesting schedule, and award mix (performance-based stock units, restricted stock units, and stock options) as approved by the Company’s Organization & Compensation Committee for all of the Company’s executive officers. Based on current granting practices, your Initial Annual Equity Award would be awarded in the following mix: 50% performance share units (PSUs), approximately $2,050,000; 25% restricted share units (RSUs), approximately $1,025,000; and 25% stock options (options), approximately $1,025,000.

For each of your initial and annual equity grant, you will receive award agreements from Schwab that acknowledges each element of your grant and contains other terms and conditions specific to each of your awards, including, if applicable, a non-compete and/or a non-solicitation provision. Each agreement must be signed within 10 days of receipt in order to receive the equity grant.

Benefits
The company provides a very competitive benefits program. The medical plan offerings are high deductible health plans (HDHPs) with Health Savings Accounts (HSAs) and consumer directed health plans (CDHPs) with Personal Care Accounts (PCAs). The HSA gives associates the opportunity to fund their health care on a pretax basis, while the HDHP and CDHP provide a safety net in the event of a major illness or injury.

Retirement Benefits
You will be eligible to participate in the Humana Inc. 401(k) Retirement Savings Plan (“401(k) Plan”) and the Amended and Restated Humana Retirement Equalization Plan, in each case with a 7.5% matching contribution beginning after one year service the Company.

Severance Benefits
The company’s Executive Severance Policy entitles recipients, terminated for any reason other than Cause, to (i) eighteen (18) month’s continued base salary and (ii) with respect to any performance year under the Company’s short-term incentive compensation plan, a payment equal to the annual bonus as actually performed, pro-rated for time worked during the performance year.

Matching Gifts
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The Humana Foundation will match your actual gifts (not pledges) up to $30,000 annually, subject to a $100 minimum gift. Gifts may be monetary or marketable securities. Organizations eligible to receive matching gifts are those organizations and institutions classified by the IRS as tax-exempt under Section 501(c) of the Internal Revenue Code. Fully accredited public or private educational institutions, including primary and secondary schools, junior colleges, universities, graduate or professional schools are also eligible.

Financial Planning
You are entitled to Humana’s Executive Benefit Comprehensive Financial Counseling Service. The services are contracted and include benefits and compensation planning, estate planning, insurance review and evaluation, cash-flow analysis, income-tax planning, retirement planning, capital planning and financial oversight. (Value is approximately $20,000 per year.)

Executive Physical
You are eligible for an annual physical exam through the Executive Health Program. (Value is approximately $7,500 per year.)

Pre-Employment Information
This letter is intended to outline Humana's offer to you and does not constitute an employment contract between you and Humana.  Your employment will be at-will and not guaranteed. You will be expected to follow all Humana policies and procedures during your employment.  Humana reserves the right to amend, modify, reduce, discontinue or terminate any or all policies and benefits at the company's discretion including any of the policies and benefits outlined in this letter.

This offer is contingent upon the successful completion of your background investigation and pre-employment drug testing (which must be completed within 48 hours of receipt of your eScreen Notification for drug testing) and completion of any remaining reference checks.

Humana is strongly committed to creating a workplace that benefits health and well-being of our associates and allows us to deliver unexpected value and quality to our members. In order to further our commitment to perfect service Humana has a Periodic Mandatory Drug and Alcohol Testing with Random Selection for positions deemed a safety impact position.  Should your position be considered a safety impact position within the organization, it is subject to our Periodic Mandatory Drug and Alcohol Testing with Random Selection policy.  Safety impact positions include, but are not limited to, associates who: drive Humana vehicles, or are either in direct contact with or are responsible for dispensing prescription drugs.

As required by law, this offer of employment is subject to satisfactory proof of your identity and eligibility to work in the United States. Within three business days of your employment date, on or around January 1, 2025, you must provide proof of that eligibility. To facilitate meeting this requirement, proceed to www.uscis.gov/portal/site/uscis to review a list of acceptable forms of identification for completing the I-9 form. Please bring the acceptable forms of identification with you on your first day.

Prior to your start date, you will receive an e-mail from a representative of the Human Resource department that will provide you with additional information concerning your onboarding with Humana. You will initially be assigned to work out of the Company’s New York City office, with appropriate travel expected to other Company locations in the fulfillment of your duties in the role. You will also receive a packet of information from our Corporate Secretary’s office relating
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to certain forms required in connection with your status as an officer of the Company for purposes of Section 16 under the Securities Exchange Act of 1934. On your first day of employment, you will receive an Executive Onboarding Plan and Welcome Packet, which will provide you with additional benefit information and the forms necessary to facilitate a smooth transition into Humana.

I am enthusiastic about your potential to contribute to the growth of Humana, and I look forward to welcoming you to the Humana team. Please feel free to contact me if you have any questions.

Sincerely,

Jessica Klein
Senior Vice President, Total Rewards

I accept the position and agree to the terms outlined in this letter.

                        /s/ Celeste Mellet

    Mrs. Celeste Mellet

    November 20, 2024

Date

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